Exhibit 99.(p)(ii)

Code of Ethics

Most Recently Revised: August 5, 2022

Background

This Code of Ethics (“Code”) has been adopted by various Paralel entities, together and separately referred to as “Paralel”, including:

•	Paralel Technologies LLC (“PTL”)

•	Paralel Advisors LLC (“PAL”)

•	Paralel Distributors, Inc. (“PDL”)

The Code is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). By adopting and adhering to a code that meets the applicable requirements under the Advisers Act and 1940 Act, it is intended that Paralel employees who are deemed to be Access Persons and/or Supervised Persons, will not also be subject to duplicative reporting requirements under various other codes for fund companies for which they may serve as an officer or are otherwise deemed to be an Access Person or Supervised Person. However, all such persons should check with each company’s Compliance or Legal representatives to confirm their status.

Paralel and its employees are subject to certain laws, rules and regulations governing personal securities trading, conflicts of interest, treatment of client assets and information, generally prohibiting fraudulent, deceptive or manipulative conduct. The Code is designed to ensure compliance with these. The actual requirements of the Code may vary depending on the employee’s business role of respective subsidiary so care should be taken by each employee to understand how the Code applies to them.

Employees who are also registered with the Financial Industry Regulatory Authority (“FINRA”) as a Registered Representative may have additional requirements and/or restrictions in addition to those described herein. Those Registered Representatives should consult their Written Supervisory Procedures for additional requirements.

Paralel and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. The Code is designed to reinforce Paralel’s reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. This Code was developed to promote the highest standards of behavior and ensure compliance with applicable laws.

Employees are required to promptly report any known violations of the Code to the relevant entity’s Chief Compliance Officer (“CCO” as defined). This includes violations that come to your attention that may have been inadvertent and/or violations that other employees may have committed. The CCO (or a designee) will promptly investigate the matter and take action if needed. There will be no retribution against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee. There may be additional provisions for reporting violations that are covered under applicable policies and employees should make themselves familiar with these policies or consult with the CCO.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that “ignorance of the law” is not a defense. Paralel employees are expected to read the Code carefully and observe and adhere to its guidance at all times. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to: disgorgement of profits, termination, personal criminal or civil liability and referral to law enforcement agencies or other regulatory agencies.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Paralel in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. All questions arising in connection with personal securities trading should be resolved in favor of the Client, even at the expense of the interests of employees.

The CCO will periodically report to senior management/board of directors of Paralel and the respective fund boards where Paralel serves in the capacity of investment adviser and/or distributor to document compliance or noncompliance with this Code. Each employee is responsible for knowing their responsibilities under the Code.

Risks

In developing these policies and procedures, Paralel considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and Paralel, owe to Client accounts;

•	Employees and/or Paralel fail to identify and comply with all applicable Federal Securities Laws;

•	Employees do not report personal Securities transactions;

•	Supervised Persons trade personal accounts ahead of Client accounts;

•	Supervised Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	Paralel does provide its Code of Ethics and any amendments to all Supervised Persons; and

•	Paralel does retain Supervised Persons’ acknowledgements that they received the Code of Ethics and any amendments.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Paralel and its employees, including its Access Persons or Supervised Persons, must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Supervised Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Paralel to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge their duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Funds, the public, prospects, third-party service providers and fellow Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Paralel’s services, and engaging in other professional activities.

Paralel expects all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Funds. As a fiduciary, Paralel must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons of Paralel that perform functions that give such individuals knowledge of an advised mutual fund’s investment activities may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Fund:

•	employ any device, scheme, or artifice to defraud a Fund;

•	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

•	engage in any manipulative practice with respect to a Fund.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about Paralel’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Paralel or its Supervised Persons could have severe negative consequences for Paralel, its Funds, and Paralel’s Supervised Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Supervised Persons, including people who had no involvement in the problematic activities.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO through the Confidential Reporting Form (Whistleblower) on SchwabCT. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Paralel’s fiduciary duty to its Clients.

A Supervised Person’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Supervised Person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a Supervised Person believes that he or she has been retaliated against, he or she should notify the Chief Compliance Officer directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Supervised Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any associated action(s), to Paralel’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Paralel will report its findings to a Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

For the avoidance of doubt, nothing in this Manual prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, other members of management, the CCO, or any other person or entity affiliated with Paralel to make any such reports or disclosures and do not need to notify Paralel that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

Paralel will distribute this Manual, which contains the Company’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must use SchwabCT to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including this Code of Ethics.

Personal Securities Transactions

Supervised Person trades should be executed in a manner consistent with our fiduciary obligations to our Funds: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Fund’s CCO of such change.

Accounts Covered by the Policies and Procedures

Paralel’s Personal Securities Transactions policies and procedures apply to all accounts holding or that can hold any Securities over which Supervised Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Funds over which Supervised Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term “Supervised Person” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Funds, or who has access to nonpublic securities recommendations; (2) all of Paralel’s directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by Paralel that has access to Paralel’s nonpublic securities recommendations and is not subject to a Fund or sub-advisor’s Code of Ethics.

It may be possible for Supervised Persons to exclude accounts held personally or by immediate family members sharing the same household if the Supervised Person does not have any direct or indirect influence or control over the accounts, or if the Supervised Person can rebut the presumption of beneficial ownership over family members’ accounts. Supervised Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities1

Paralel requires Supervised Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

1        Rule 17j-1 limits the Covered Securities reporting exemptions to “i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) Shares issued by open-end Funds.” Therefore, Supervised Persons of Paralel that perform functions that give such individuals knowledge of an advised fund’s investment activities are subject to this more restrictive list of reporting exemptions.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised, underwritten or administered by Paralel or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised, underwritten or administered by Paralel or an affiliate.

Any Supervised Person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.2 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

Managed Account

Managed Account means an account for which a Supervised Person has authorized a professional financial advisor or investment manager, in its sole discretion, to acquire and dispose of assets held in the account. The Supervised Person may not make, directly or indirectly, any investment decisions, be made aware of any such investment decisions before transactions are executed by the advisor or manager, or otherwise direct the advisor or manager to effect any transactions in the account. Pre-clearance is not generally required for trades in a Managed Account. However, to the extent that a Supervised Person becomes aware of a proposed transaction by the manager in these types of accounts or have personally directed or asked another person to direct trades in these accounts, the Supervised Person is required to pre-clear the transaction prior to execution of the trade by the manager.

Pre-clearance Procedures

Supervised Persons must have written pre-clearance for all transactions in Reportable Securities, as well as IPOs or Private Placements. Paralel may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Supervised Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Supervised Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Paralel’s pre-clearance procedures. Pre-clearance is valid for five (5) business days. If the Supervised Person still desires to execute the trade, but the trade is not executed within this timeframe, the Supervised Person must request a new pre-clearance approval before entering the trade.

Exemptions from Pre-Clearance Requirements:

•	Managed Accounts. Trades effected by the manager of a Managed Account shall not be subject to the pre-clearance procedures; however, all such Managed Accounts are subject to the reporting requirements. Pre-clearance is always required for trades in Fund shares, regardless of whether shares are held in a Managed Account.

2        https://www.sec.gov/files/dlt-framework.pdf

•	Exchange Traded Funds (“ETF”) and Exchange Traded Notes (“ETN”). Pre-clearance is not required for ETFs or ETNs; however, ETFs and ETNs are subject to the reporting requirements.

•	Purchases or sales that are non-volitional on the part of the Supervised Person.

•	Purchases that are part of an automatic dividend reinvestment plan.

•	Purchases effected upon the exercise of rights issues by an issuer pro rata to all holders of a class of its securities.

Supervised Persons must use SchwabCT to seek pre-clearance.

Reporting

Paralel must collect information regarding the personal trading activities and holdings of all Supervised Persons. Supervised Persons must submit, through SchwabCT, quarterly reports regarding non-exempt Securities transactions and newly opened accounts that hold or can hold Securities, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Supervised Persons must report all Reportable/Covered Securities transactions in accounts in which they have a Beneficial Interest. Supervised Persons must also report any accounts opened during the quarter that hold or can hold any Securities (including Securities excluded from the definition of a Reportable/Covered Security). Reports regarding non-exempt Securities transactions and newly opened accounts must be submitted via SchwabCT within 30 days of the end of each calendar quarter.

Supervised Persons must utilize SchwabCT to fulfill quarterly reporting obligations.

If a Supervised Person did not have any transactions in non-exempt Securities or account openings to report, this should be indicated in SchwabCT within 30 days after the end of each calendar quarter.

Initial and Annual Holdings Reports

Supervised Persons must periodically report the existence of any account that holds or can hold any Securities (including Securities excluded from the definition of a Reportable/Covered Security), as well as all Reportable/Covered Securities holdings. Reports regarding accounts and holdings must be submitted via SchwabCT on or before February 14th of each year, and within 10 days of an individual first becoming a Supervised Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became a Supervised Person. Initial and annual holdings reports should be submitted through SchwabCT.

Initial and annual reports must disclose the existence of all accounts that hold or can hold any Securities, even if none of those Securities fall within the definition of a “Reportable/Covered Security.”

If a Supervised Person does not have any holdings and/or accounts to report, this should be indicated within SchwabCT within 10 days of becoming a Supervised Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, a Supervised Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan, including Dividend Reinvestment Plans; or

•	Any reports with respect to Securities held in accounts over which the Supervised Person had no direct or indirect influence or control.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or a designee may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Supervised Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Supervised Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Paralel's Code, absent reliance on the reporting exception. Supervised Persons who claim they have no direct or indirect influence or control over an account are required to indicate as such in SchwabCT upon commencement of their employment and on an annual basis thereafter.

Personal Trading and Holdings Reviews

Paralel’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Supervised Persons’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Supervised Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Personal trading in Securities also held by a Fund advised or administered by Paralel;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Nonpublic Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Supervised Person trading with Funds’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO or his delegate will use SchwabCT to monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Paralel will, upon request, furnish Funds with a copy of the Code of Ethics.

Conflicts of Interest

Most Recently Revised: November 2021

Background

Conflicts of interest may exist between various individuals and entities, including Paralel, Supervised Persons, and current or prospective Funds. Any failure to identify or properly address a conflict can have severe negative repercussions for Paralel, its Supervised Persons, and/or Funds. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Section 206(2) of the Advisers Act prohibits investment advisers from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client whereas Section 206(4) of the Advisers Act prohibits investment advisers from engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. Rule 206(4)-8(a) under the Advisers Act effectively extends this prohibition so as to apply to pooled investment vehicle investors or prospective investors. A failure to identify, disclose and/or manage a conflict of interest could constitute a violation of any of these provisions.

Risks

In developing these policies and procedures, Paralel considered the material risks associated with conflicts of interest. This analysis includes risks such as:

•	Supervised Persons do not understand what could constitute an actual or apparent conflict of interest;

•	Supervised Persons engage in conduct that could entail an actual or apparent conflict of interest without giving Paralel the opportunity to prevent such activity or take sufficient steps to manage and/or disclose the actual or apparent conflict of interest;

•	Paralel engages in conduct in its capacity as the investment adviser (or in its affiliates’ capacity in other servicing roles) that could entail an actual or apparent conflict of interest with its obligations on behalf of the other, without taking sufficient steps to manage and/or disclose the actual or apparent conflict of interest; and

•	The interests of more than one Client are in conflict with each other and Paralel does not resolve this conflict or resolves it in a way that is not fair and reasonable to all affected parties, or that disproportionately disadvantages one or more parties.

Policies and Procedures

Paralel’s policy is to disclose, mitigate, and/or eliminate all identified conflicts of interest in the best interests of its Funds. In the event that a conflict of interest arises between Funds, Paralel’s policy is to seek to resolve such conflict as fairly as possible in relation to all parties.

Understanding and Identifying Conflicts of Interest

Paralel’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. Supervised Persons should refer to applicable sections of this Manual when conducting the activities addressed therein. To the extent such activities entail an actual, potential or apparent conflict of interest, the relevant Manual section will typically provide guidance or instructions as to how to proceed. If a Supervised Person has any questions about the contents of this Manual or any particular section thereof, they should contact the CCO to discuss further.

Paralel requires Supervised Persons to complete a Compliance Questionnaire included within SchwabCT upon joining the Company and at least annually thereafter. Many of these questions are intended to identify actual or potential conduct that could constitute an actual, potential or apparent conflict of interest. If a Supervised Person has any questions about the questions included in the Compliance Questionnaire, they should contact the CCO to discuss further.

However, written policies and procedures cannot address and a compliance questionnaire cannot anticipate every potential conflict. With this in mind, Supervised Persons should be cognizant of any and all potential conflicts of interest regardless of whether Paralel has contemplated them or not in its existing policies and procedures and/or the Compliance Questionnaire. Upon identifying such a potential conflict of interest, Supervised Persons should bring it to the attention of the CCO as soon as possible so that Paralel can assess the potential conflict and take the necessary steps to properly address it.

While it is not possible to provide a precise or comprehensive definition of a conflict of interest, Paralel is providing the following guidance to better enable Supervised Persons to recognize potential conflicts of interest:

•	One factor that is common to many conflict of interest situations is the possibility that Paralel’s or a Supervised Person’s actions or decisions will be affected because of actual or potential differences between or among the interests of Paralel, Clients, and/or the Supervised Person’s own personal interests. If you suspect that any of these parties’ interests may not be aligned and that this could affect your or Paralel’s decisions or actions, a potential conflict of interest may exist.

•	A situation may be found to involve a conflict of interest even if it does not result in any financial loss to Paralel or Clients, or any gain to Paralel, certain Clients, and/or the Supervised Person, and irrespective of the motivations of Paralel or the Supervised Persons involved. Such factors should not prevent you from notifying the CCO of a potential conflict of interests.

Addressing Conflicts of Interest

As stated above, Paralel’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. The following procedures apply to potential conflicts of interest that may not currently be anticipated by such existing policies and procedures.

The CCO is responsible for determining how to address a newly identified potential conflict of interest. Supervised Persons should not seek to address a potential conflict of interest without the CCO’s involvement unless it is not possible to contact the CCO on a timely basis. In such situations, Supervised Persons should use good judgment in identifying and responding appropriately to actual or apparent conflicts and notify the CCO of the potential conflict and their conduct in response as soon as possible thereafter.

The following principles govern Paralel’s approach to addressing conflicts of interest:

•	To the extent possible, potential conflicts of interest should be resolved in such a way so as to prevent the potential conflict of interest from becoming an actual or apparent conflict of interest.

•	To the extent possible, conflicts of interest that involve Paralel and/or its Supervised Persons on one hand, and Clients on the other hand, will generally be disclosed and resolved in a way that favors the interests of Clients over the interests of Paralel and its Supervised Persons.

Insider Trading

Most Recently Revised: November 2021

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Nonpublic Information;

•	Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

•	Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking; and

•	Communicating Material Nonpublic Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

•	Dividend or earnings announcements;

•	Asset write-downs or write-offs;

•	Additions to reserves for bad debts or contingent liabilities;

•	Expansion or curtailment of company or major division operations;

•	Merger, joint venture announcements;

•	New product/service announcements;

•	Discovery or research developments;

•	Criminal, civil and government investigations and indictments;

•	Pending labor disputes;

•	Debt service or liquidity problems;

•	Bankruptcy or insolvency;

•	Tender offers and stock repurchase plans;

•	Recapitalization plans; and

•	Major developments in litigation or events that could lead to litigation (e.g., a cyber breach or a data leak).

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to a wide range of financial instruments including, but not limited to, equities, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and Digital Securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Supervised Persons should consult with the CCO if there is any question as to whether nonpublic information is material.

What Information is Nonpublic?

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be nonpublic information. Examples of the ways in which nonpublic information might be transmitted include, but are not limited to:

•	In person;

•	In writing;

•	By telephone;

•	During a presentation;

•	By email, instant messaging, or Bloomberg messaging;

•	By text message or through Twitter; or

•	On a social networking site such as Facebook or LinkedIn.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information. Supervised Persons should consult with the CCO if there is any question as to whether material information is nonpublic.

Penalties for Trading on Material Nonpublic Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits, and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). Paralel is not obligated to pay legal fees, penalties, or other costs incurred by Supervised Persons found guilty of insider trading.

Risks

In developing these policies and procedures, Paralel considered the material risks associated with insider trading. This analysis includes risks such as:

•	Supervised Persons place trades in personal and/or Client accounts while in possession of Material Nonpublic Information;

•	Supervised Persons pass Material Nonpublic Information on to others;

•	Supervised Persons are not aware of what constitutes Material Nonpublic Information;

Paralel has established the following guidelines to mitigate these risks.

Policies and Procedures

Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Paralel’s Funds. Paralel’s Insider Trading policies and procedures apply to all Supervised Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Supervised Person is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Supervised Person is a partner unless the Supervised Person has no direct or indirect control over the partnership.

Procedures for Recipients of Material Nonpublic Information

If a Supervised Person has questions as to whether they are in possession of Material Nonpublic Information, they may inquire about whether such information qualifies as Material Public Information. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, a Supervised Person:

•	Must not trade the securities of any company about which they may possess Material Nonpublic Information, or derivatives related to the issuer in question;

•	Must not discuss any potentially Material Nonpublic Information with colleagues or a Fund sub-adviser, except as specifically required by their position, which shall first be approved by the CCO; and

•	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Nonpublic Information.

If a Supervised Person believes that they have either violated or may be asked to violate any of the above requirements regarding Material Nonpublic information, they must immediately report such fact or belief to the CCO to determine the appropriate course of action. Quarterly, the Supervised Persons will certify that they will follow these requirements in the future, and that they have not violated such requirements across the past quarter

Selective Disclosure

Non-public information about Paralel’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Supervised Persons must never disclose proposed or pending trades or other sensitive information to any third-party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Paralel owes to its Funds.

Supervised Persons should not disclose proposed or pending trades to any Client or other individual or entity outside of Paralel other than a trading counterparty with a legitimate need to know the information.

Sub-Advisory Relationships

Paralel will delegate management of Client assets to third-party sub-advisors. In doing so, Paralel may receive Material Nonpublic Information about these managers’ investment strategies and trading activities. Paralel’s Supervised Persons are prohibited from trading on, or improperly utilizing, Material Nonpublic Information obtained from third-party managers.

Rumors

Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity. Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of Paralel and other market participants and trading counterparties. Supervised Persons should consult with the CCO regarding questions about the appropriateness of any communications.

Gifts and Entertainment

Most Recently Revised: November 2021

Background

Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Risks

In developing these policies and procedures, Paralel considered the risk that Supervised Persons would be improperly influenced by excessive gifts or entertainment. Paralel also considered the risk that Supervised Persons would try to use gifts or entertainment to exert improper influence on another individual or entity. Paralel established the following guidelines to mitigate these risks.

Policies and Procedures

Guiding Principles

Paralel holds its Supervised Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. are broadly written, so Supervised Persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Specific Policies and Procedures

Supervised Persons’ Receipt of Entertainment – Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Supervised Person’s portion of the entertainment is greater than $500 each occurrence or in the aggregate on a rolling 12 month basis, the Supervised Person must report their attendance to the CCO by submitting a report in SchwabCT. Entertainment events where the value exceeds $500 and is known before attending such event must be pre-cleared by the CCO or their designee in SchwabCT.

Supervised Persons’ Receipt of Gifts – Supervised Persons must report their acceptance of gifts over $250 (either one single gift, or in aggregate on a rolling 12 month basis) to the CCO in SchwabCT. Supervised persons may never accept gifts of cash or cash equivalents.

Paralel expects that it will bear the costs of Employee travel and lodging associated with conferences, sales trips, and other business-related travel. Costs of Employee travel and lodging for board meetings may be reimbursable by the Fund client, pursuant to written agreements. If these costs are not pursuant to an agreement and borne by a person or entity other than Paralel, they should be treated as a gift to the Employee for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to Paralel’s offices, which are received on behalf of the Company, do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

As part of the annual compliance review, the CCO or their designee, if applicable, will review the Gifts and Entertainment Reports in SchwabCT to detect patterns of receipt of gifts from sub-advisers, underlying fund managers, or other third parties.

Paralel’s Gift and Entertainment Giving Policy – Paralel and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain approval to give gifts or entertainment in excess of $250 to any Client, prospect, or individual or entity that Paralel does, or is seeking to do, business with. Supervised Persons should seek approval by submitting the Gifts and Entertainment Form in SchwabCT.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, these exceptions are limited and is dependent on the relevant facts and circumstances.

Paralel and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages (not lavish or excessive) that are provided during a legitimate business meeting.

Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Internal Controls

Gifts and Entertainment Tracking – The CCO will use SchwabCT to track Supervised Persons’ provision and receipt of gifts and entertainment. The CEO or his designee will be responsible for reviewing any gifts and entertainment reported by the CCO.

Monitoring Third Parties – Supervised Persons are responsible for assessing whether agreements with third parties should include anti-bribery representations and for ensuring that any necessary representations are included in executed agreements. Supervised Persons should consult with the CCO as needed. The Company will offer anti-bribery training sessions if the CCO or their designee believes that they are necessary given the types of clients the Company has. Supervised Persons may not execute agreements with third parties that are reasonably expected to interact with government officials without the CCO’s approval.

If a third-party is reasonably expected to interact with government officials, the Supervised Person will review any expense claims submitted by the third-party and may require explanations and supplemental documentation to ensure that the third-party has not provided improper gifts or entertainment on Paralel’s behalf. The Supervised Person will escalate any potential items to the CCO or designee that may require additional review.

Definitions

The following defined terms are used throughout this Manual. Other capitalized terms are defined within specific sections of the Manual.

•	1940 Act – The Investment Company Act of 1940, as amended.

•	Access Person – An Access Person is a Supervised Person who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Funds, or who has access to nonpublic securities recommendations. All of Paralel’s directors, officers, and partners are presumed to be Access Persons. Access Persons shall also include (1) any other person so designated by the CCO by notice to such person and (2) any consultant, intern, or independent contractor hired or engaged by Paralel that has access to Paralel’s nonpublic securities recommendations.

•	Advisers Act – The Investment Advisers Act of 1940, as amended.

•	Authorized Traders – Supervised Persons authorized to execute trades on behalf of the Fund Clients.

•	Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	Beneficial Interest – An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

•	CCO – Paralel’s Chief Compliance Officer. References to the CCO completing activities discussed throughout the Manual are assumed to be delegable at the discretion of the CCO.

•	CEO – Paralel’s Chief Executive Officer. References to the CEO completing activities discussed throughout the Manual are assumed to be delegable at the discretion of the CEO.

•	CFO - Paralel’s Chief Financial Officer. References to the CFO completing activities discussed throughout the Manual are assumed to be delegable at the discretion of the CFO.

•	CFTC – The Commodity Futures Trading Commission.

•	CTO - Paralel’s Chief Technology Officer. References to the CTO completing activities discussed throughout the Manual are assumed to be delegable at the discretion of the CTO.

•	Consumer Report – Generally, any communication by a consumer reporting agency bearing on a consumer’s credit worthiness, character, personal characteristics, or mode of living which is used or expected to be used or collected for the purpose of establishing the consumer’s eligibility for (A) credit or insurance; (B) employment; or (C) any other purpose authorized under Section 604 of Fair Credit Reporting Act. Please see Section 603(d) of the Fair Credit Reporting Act for a complete definition.

•	Employees – Paralel’s officers, directors, principals, and employees.

•	ERISA – The Employee Retirement Income Security Act of 1974.

•	Exchange Act – The Securities Exchange Act of 1934.

•	Federal Securities Laws – The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	FINRA – The Financial Industry Regulatory Authority, a self-regulatory organization. FINRA was formed in 2007 through the consolidation of NASD and certain functions of the New York Stock Exchange.

•	Front-Running – Trading a favored account ahead of other accounts.

•	FTC – The Federal Trade Commission.

•	Funds – Registered funds for which Paralel provides investment advisory services.

•	Fund Administrator – Paralel Technologies LLC.

•	Government Personnel – Government personnel including, but not limited to, members and employees of legislative bodies (i.e., Congress), executive branch employees, and judicial officers and employees.

•	GIPS – The CFA Institute’s Global Investment Performance Standards. Formerly known as the Association for Investment Management and Research’s Performance Presentation Standards, or AIMR-PPS.

•	Shareholder – An investor in a Fund advised by Paralel or an affiliate.

•	Insider Trading – Trading personally or on behalf of others on the basis of Material Nonpublic Information, or improperly communicating Material Nonpublic Information to others.

•	IPO – An initial public offering. An IPO is an offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

•	Material Nonpublic Information – Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Supervised Persons should consult with Paralel’s CCO about any questions as to whether information constitutes Material Nonpublic Information.

•	Natural Person – A human being, as opposed to a legal entity.

•	NFA – The National Futures Association.

•	Nonpublic Personal Information – Regulation S-P defines “Nonpublic Personal Information” to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from nonpublic personally identifiable financial information.

•	Outside Counsel – counsel retained by Paralel.

•	PCAOB – The Public Company Accounting Oversight Board.

•	Qualified Custodian – Please see Rule 206(4)-2 under the Advisers Act and Section 17(f) of the 1940 Act for a complete definition. Generally, a Qualified Custodian is defined to include:

o	A bank or savings association with deposits insured by the FDIC;

o	A registered broker-dealer holding client assets in customer accounts;

o	A registered futures commission merchant holding client funds or security futures in customer accounts; and

o	A foreign financial institution that customarily holds financial assets for customers.

•	Reportable Fund – Any RIC advised or underwritten by Paralel or an affiliate.

•	RIC – An investment company registered under the 1940 Act, often referred to as a fund.

•	Security – The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. “Security” also includes any Digital Security.

•	SEC – The Securities and Exchange Commission.

•	Securities Act – The Securities Act of 1933.

•	Supervised Person – Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Paralel, or other person who provides investment advice on behalf of Paralel and is subject to Paralel’s supervision and control.